                                                                      Exhibit 12

Saks Incorporated and Subsidiaries

Ratio of Earnings to Fixed Charges

                                                              39 Weeks    53 Weeks   52 Weeks    52 Weeks     52 Weeks   52 Weeks
                                                               Ended       Ended       Ended       Ended        Ended      Ended
                                                             November 3, February 3, January 29, January 30, January 31, February 1,
Ratio of Earnings to Fixed Charges                              2001        2001        2000        1999        1998        1997
----------------------------------                           ----------- ----------- ----------- ----------- ----------- -----------
EARNINGS:

               Pre-tax income from continuing
                    operations and before extraordinary
                    items                                      (112,981)    115,599     317,380      66,166     221,811     144,576

               Fixed charges                                    152,638     228,106     216,410     175,869     172,321     157,227
               Preferred stock dividends                              -           -           -           -           -      (1,305)
               Capitalized interest                              (3,824)    (12,507)    (14,832)     (4,243)     (6,297)     (2,803)
                                                             ----------  ----------  ----------  ----------  ----------  ----------
                            Total Earnings                       35,833     331,198     518,958     237,792     387,835     297,695
                                                             ==========  ==========  ==========  ==========  ==========  ==========

FIXED CHARGES:

               Interest expense                                  99,354     149,995     138,968     110,971     113,685     114,881
               Capitalized interest                               3,824      12,507      14,832       4,243       6,297       2,803
               Portion of rental expense                         49,460      65,604      62,610      60,655      52,339      38,238
               Preferred stock dividends                              -           -           -           -           -       1,305
                                                             ----------  ----------  ----------  ----------  ----------  ----------
                            Total Fixed Charges                 152,638     228,106     216,410     175,869     172,321     157,227
                                                             ==========  ==========  ==========  ==========  ==========  ==========


               Ratio of Earnings to Fixed Charges                  N/A*         1.5         2.4         1.4         2.3         1.9
                                                             ==========  ==========  ==========  ==========  ==========  ==========

N/A* Earnings are deficient $116,805 to cover fixed charges.